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EXHIBIT 3.4

CERTIFICATE OF CORRECTION

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

WORLD AIRWAYS, INC.

        It is hereby certified pursuant to Section 103(f) of the General Corporation Law of the State of Delaware ("DGCL") that:

I.
The name of the corporation is WORLD AIRWAYS, INC. (the "Corporation").

II.
That the Restated Certificate of Incorporation of the Corporation, filed with the Secretary of State of the State of Delaware (the "Secretary of State") on October 3, 1995 (the "Certificate of Incorporation"), as amended by the First Certificate of Amendment to the Restated Certificate of Incorporation of the Corporation, filed with the Secretary of State on June 24, 2002, requires correction as permitted by Section 103 of the DGCL.

III.
The inaccuracies to be corrected in said instrument are as follows:

  First:    The first paragraph of Article IV incorrectly sets forth the par value of the capital stock in parenthesis.

  Second:    Article V incorrectly defines and uses the term "First Annual Meeting."

IV.
The portions of the instrument in corrected form are as follows:

  First:    The first paragraph of Article IV, as corrected, shall read as follows:

          "The aggregate number of shares of capital stock which the Corporation shall have authority to issue is one hundred and five million (105,000,000) shares of which one hundred million (100,000,000) shall be Common Stock, par value $.001 per share, and five million (5,000,000) shall be shares of Preferred Stock, par value $.001 per share."

  Second:    The text of Article V, as corrected, shall read as follows:

          "The business of the Corporation shall be managed under the direction of the Board of Directors except as otherwise provided by law. Upon the effective date of the Amended and Restated Certificate of Incorporation, the number of directors shall be divided into three (3) classes, as nearly equal in number as may be. Directors designated Class I shall serve in the first instance until the annual meeting of the stockholders immediately following the effective date of this Amended and Restated Certificate of Incorporation, and until their successors shall have been properly elected and shall qualify; and thereafter for a three-year term. Directors designated Class II and Class III shall serve in the first instance until the second and third meetings of the stockholders to be held after the effective date of this Amended and Restated Certificate of Incorporation, respectively, and until their successors shall have been properly elected and shall qualify; and thereafter for three-year terms. The number of directors of the Corporation shall be fixed from time to time by, or in the manner provided in, the Bylaws. Subject to the rights of the holders of any class or series of Preferred Stock then outstanding, a Director may be removed only with cause."

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        IN WITNESS WHEREOF, this Certificate of Correction has been duly executed under the seal of the Corporation by its duly authorized officers as of the 10th day of January 2005.

WORLD AIRWAYS, INC.
	By:	/s/ RANDY J. MARTINEZ Randy J. Martinez Chief Executive Officer and President

[SEAL]
ATTEST:
/s/ MARK M. MCMILLIN Mark M. McMillin Assistant General Counsel and Corporate Secretary

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  EXHIBIT 3.4
CERTIFICATE OF CORRECTION OF RESTATED CERTIFICATE OF INCORPORATION OF WORLD AIRWAYS, INC.